 Exhibit 2





                          AGREEMENT AND PLAN OF MERGER


                AMONG SOUTH COAST DELAWARE, INC., SUDBURY, INC.


                        AND SOUTH COAST TERMINALS, INC.





                         Dated as of December 22, 1995

                          AGREEMENT AND PLAN OF MERGER


 THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of December 22, 1995 is by and among SOUTH COAST DELAWARE, INC., a Delaware corporation ("Buyer"), SUDBURY, INC., a Delaware corporation ("Seller"), and SOUTH COAST TERMINALS, INC., a Texas corporation (the "Company").

 WHEREAS, Seller owns all of the outstanding capital stock of the Company, which is engaged in the business of providing bulk liquid storage, chemical and lubricant toll processing, packaging, warehousing and distribution to the oil and chemical industries (the "Business").

 WHEREAS, the respective Boards of Directors of Buyer, Seller and the Company desire that the Company be merged with and into Buyer (the "Merger"), as a result of which all of the outstanding common stock of the Company will be converted into rights to receive payments of cash as set forth below.

 NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

 1.   Merger.
      ------
   1.1 SURVIVING CORPORATION. The Articles of Merger meeting the requirements of Section 5.04 of the Texas Business Corporation Act effecting the Merger shall be filed with the Texas Secretary of State and have an effective time of 11:59 p.m. on December 29, 1995 (the "Effective Time"), at which time the Company will be merged into Buyer, with Buyer being the surviving corporation (from and after the Effective Time, the "Surviving Corporation"), the name of which upon effectiveness of the Merger will be "South Coast Delaware, Inc."

    1.2 EFFECT OF MERGER. The Surviving Corporation, without further action, will succeed to and possess and enjoy all the property, real, personal and mixed, tangible and intangible, and all the rights, facilities, privileges, powers, franchises and immunities of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of Buyer and the Company; and all the rights, facilities, privileges, powers, franchises and immunities of Buyer and the Company, and all property, real, personal and mixed, tangible and intangible, and all debts due to either Buyer or the Company on whatever account, except as set forth in the Agreement, and all other things in action or belonging to Buyer and the Company will be vested in the Surviving Corporation and all property, rights, privileges, powers, franchises and immunities, and all and every other interests will be thereafter as effectually the property of the Surviving Corporation as they were of Buyer or the Company and the title to any real estate vested by deed or otherwise in either Buyer of the Company will not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either Buyer or the Company will be preserved unimpaired, and the respective debts, liabilities and duties of Buyer and the Company will thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against Buyer or the Company may be prosecuted as if the Merger had not taken place, and will bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

    1.3 PURCHASE PRICE AND SURRENDER OF STOCK CERTIFICATES. At the Effective Time, Seller, as the former sole shareholder of the Company, upon proper surrender of its stock certificate(s) representing its shares of all of the capital stock of the Company (the "Shares") shall receive in exchange for the Shares a cash payment (the "Purchase Price") of Eighteen Million Two Hundred Fifty Thousand Dollars ($18,250,000.00), subject to adjustment pursuant to Section 1.5 below, by wire transfer to an account designated by Seller.


   1.4 DISCHARGE OF CERTAIN INDEBTEDNESS. At or prior to the Closing, Seller will cause to be discharged certain indebtedness of the Company to Anthony M. Wilson, Fay Holt, individually, as Independent Executrix of the Estate of William Walter Holt, Deceased, and as Trustee of the Trusts Created U/W/O William Walter Holt, Deceased, and Interfirst Bank Fannin, as Trustee (collectively referred to herein as the "Wilson Group"), in the approximate principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000.00) and shall cause to be released any related mortgage or deed of trust.

   1.5 Purchase Price Adjustment.
       -------------------------
   (a) The Purchase Price is subject to adjustment as set forth in this Section
 1.5 (the "Purchase Price Adjustment"). The Purchase Price shall be (i) increased by the amount by which the Net Adjusted Working Capital (as defined herein) as of the Closing Date exceeds Two Million Twenty-Six Thousand Five Hundred Forty-Nine Dollars ($2,026,549.00) (the "Working Capital Base Amount") or (ii) decreased by the amount by which the Working Capital Base Amount exceeds the Net Adjusted Working Capital as of the Closing Date. For purposes of calculating the Purchase Price Adjustment, the term "Net Adjusted Working Capital" shall mean, as of any date, the Company's current assets (other than cash and cash equivalents and intercompany receivables), consisting of accounts receivable, inventory, prepaid, other current assets and other assets, less current liabilities (other than the current portion of any long-term debt, accrued environmental liability and intercompany payables) as of such date, consisting of trade accounts payable, accrued taxes, accrued compensation (less accrued bonuses) and other accruals for current liabilities generated in the normal course of the Company's business, all calculated in accordance with generally accepted accounting principles ("GAAP"), on a basis consistent with the Company's past practices. The parties agree that the Net Adjusted Working Capital will include as a current liability Seventy-Five Thousand Dollars ($75,000.00) attributable to the matters discussed in Items III and IV of
Schedule 3.6. The calculation of Net Adjusted Working Capital shall be made on a FIFO basis and will not include the impact of increases or decreases in LIFO reserves.

        (b) As promptly as possible, but in any event within forty-five (45) days after the Closing, Seller will deliver to Buyer a schedule (the "Adjustment Schedule") setting forth the calculation of the Purchase Price Adjustment, together with the written report of Ernst & Young, LLP, Seller's independent certified public accountants, stating that, in its opinion, the Adjustment Schedule fairly states the Purchase Price Adjustment in accordance with the provisions of this Agreement. Buyer shall have the right to observe and comment upon the preparation of the Adjustment Schedule. Within ten (10) days after delivery of the Adjustment Schedule, Buyer may notify Seller in writing that the Adjustment Schedule does not, in the opinion of Buyer, fairly state the Purchase Price Adjustment in accordance with the provisions of this Agreement, setting forth in full the respects in which it fails to do so and the reasons for reaching that conclusion. In the event that Seller and Buyer are unable to resolve any dispute so raised within thirty (30) days after delivery of the Adjustment Schedule, they shall appoint a "big six" accounting firm acceptable to both of them, whose expenses will be shared equally by Seller and Buyer. The accounting firm shall as promptly as possible determine whether the Adjustment Schedule fairly states, in accordance with the provisions of this Agreement, the values of the items as to which the Buyer has taken issue and, if the accounting firm concludes that it does not do so with respect to any of such items, the value which in such firm's opinion accurately states the Purchase Price Adjustment (such value being hereinafter referred to as the "Final Accounting Adjustment"). The Final Accounting Adjustment shall be conclusive and binding on the parties hereto.

        (c) Within five (5) days after delivery of the report by such third firm or the settlement of any dispute, or within fifteen (15) days following delivery of the Adjustment Schedule if no dispute exists, payment shall be made by certified check or wire transfer to an account designated by the recipient of the amount that equals the necessary adjustment to the Purchase Price as determined under this Section 1.5 plus interest from the Closing Date on such adjustment at the prime rate of interest (calculated on the basis of a three hundred sixty (360) day year) as published in the Wall Street Journal.

        1.6 CASH, INTERCOMPANY RECEIVABLES AND PAYABLES. Buyer acknowledges that transactions contemplated by this Agreement do not include the transfer of cash and intercompany payables and receivables on the books of the Company as of the Closing, and therefore, all cash held by the Company through the Closing shall be transferred to Seller and the intercompany payables and receivables on the Company's books shall be cancelled.

 1.7  Allocation of Purchase Price.
      ----------------------------

        (a) Exhibit A to this Agreement sets forth an allocation of the Purchase Price among the assets of the Company (the "Allocation") as of April 30, 1995. The final Allocation shall be calculated and presented in a manner consistent with such Exhibit A.

        (b) Neither party shall, without the prior written approval of the other, file any tax returns, or permit any tax returns to be filed, on which the taxpayer takes any positions which are inconsistent with the Allocation. Each party will notify the other as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any taxing authority which challenges the Allocation.

        1.8 EXECUTIVE INCENTIVE PLAN. Seller will determine what bonuses, if any, are due to employees of the Company for the period through the Closing Date under the Company's Executive Incentive Plan (the "Incentive Plan"). Seller will notify Buyer of the amount due thereunder and Buyer will pay such amount directly, subject to immediate reimbursement from Seller of such amount plus any payroll taxes thereon. Seller's calculation of the amount due under the Incentive Plan will be conclusive.

2.   Closing.
     -------

        2.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the Merger shall take place at the offices of the Company at 10:00 A.M. on December 29, 1995, or at such other time and place as the parties shall mutually agree in writing (the "Closing Date").

        2.2 Items to be Delivered at Closing.
            --------------------------------

        (a) At the Closing, Seller will deliver, or cause to be delivered, to Buyer certificates representing all of the Shares endorsed in blank, and such other assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to exchange the Shares for the Purchase Price and surrender all of Seller's right, title and interest in and to the Shares.

        (b) At the Closing, Buyer will deliver to Seller payment of the cash portion of the Purchase Price, as provided in Section 1.3.


        3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Seller represents and warrants to Buyer as follows:

        3.1 TITLE TO SHARES.   Seller is the owner of the Shares and at the
Closing will own the Shares free and clear of all liens, security interests, charges and encumbrances of any kind. Seller has full legal right, power and authority to exchange the Shares for the Purchase Price.

        3.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Seller in accordance with all applicable laws and the certificate of incorporation and by-laws of Seller, and at the Closing Date no further corporate action will be necessary on the part of Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms.

        3.3 NO CONFLICTS; NO CONSENTS. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby (i) are not contrary to the certificate of incorporation or by-laws of Seller, (ii) do not result in a violation or breach of, or constitute a default under, any material agreement or instrument to which Seller is a party or is bound and (iii) do not violate any applicable law, statute, rule or regulation or require any authorization, consent, approval or other action by, or any notice to or filing with, any court, administrative or governmental body, or any third party which has not been obtained, given or done except for filings and approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "H-S-R Act").

        3.4 CAPITALIZATION. The authorized capital stock of the Company consists of five million (5,000,000) shares of common stock, without par value, of which two hundred nine thousand five hundred (209,500) shares are issued and outstanding and owned by Seller. All of the Shares are validly issued, fully paid and nonassessable. There are no outstanding securities convertible into or exchangeable for the Company's capital stock, or any options, warrants or other rights to purchase, redeem, repurchase or subscribe to the Company's capital stock.

        3.5 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to qualify would not have a material adverse effect on the financial condition or results of operation of the Company.


        3.6 COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 3.6, Item II of SCHEDULE 3.11 or SCHEDULE 3.13, the Company's conduct of the Business is and has been in substantial compliance with all applicable federal, state, local or other governmental laws or ordinances, and any order, rule or regulation of any federal, state, local or other governmental agency or body, the non-compliance with which, or the violation of which, would have a material adverse effect on the financial condition or results of operations of the Business, and the Company has received no claim or notice of violation with respect thereto.

        3.7 FINANCIAL STATEMENTS.   Seller has previously delivered to Buyer
true and complete copies of the following financial statements of the Company: unaudited balance sheet as of May 31, 1993 and 1994, and the related statements of operations and cash flows for the periods then ended and the unaudited balance sheet as of April 30, 1995 and the related statement of operations for the period then ended. Such financial statements fairly present the financial condition and results of operations of the Company as of the respective dates and periods thereof and have been prepared in accordance with GAAP consistently applied (except that the unaudited statements (i) do not include footnotes and (ii) at and for the period ended April 30, 1995, are subject to year-end adjustments).


        3.8 NO ADVERSE CHANGE. Since May 31, 1994, the Company has actively conducted the Business in the ordinary course consistent with past practice. Since such date, there has been no material adverse change in the financial condition of the Business except as set forth on SCHEDULE 3.6.

        3.9 ASSETS.   Except as disclosed on SCHEDULE 3.9, the Company is the
owner of, and has good title to all of the assets used in the Business, free and clear of all liens or encumbrances, except (i) liens for current taxes not yet due and payable and (ii) such imperfections of title, easements and encumbrances, if any, as are inconsequential in character, amount or extent and do not detract from the value, or interfere with the present use, of the properties subject thereto.

        3.10 CONTRACTS. All written contracts, agreements, leases, mortgages and commitments ("Contracts"), to which the Company is a party or may be bound, are listed on SCHEDULE 3.10, EXCEPT FOR Contracts relating to purchase or sales orders in the ordinary course of business or Contracts involving a payment of less than $250,000 or which can be terminated by the Company within thirty (30) days after written notice without penalty or premium. Except as set forth on
SCHEDULE 3.10, all Contracts are valid and in full force and effect on the date hereof and the Company has not violated any provision of, or committed or failed to perform any act, which with notice, lapse of time or both would constitute a default under the provisions of any Contract the termination of which would have a material adverse effect upon the financial condition or results of operations of the Company. Copies of all written Contracts disclosed in SCHEDULE 3.10 have been made available to the Buyer.

        3.11 LITIGATION. Except as disclosed on SCHEDULE 3.11, (a) no claim, action, suit, arbitration, investigation or other proceeding is pending or, to the knowledge of Seller, threatened, against the Company before any court, governmental agency, authority or commission, arbitrator or "impartial mediator," (b) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Company and
(c) no litigation or claims have been brought or, to the knowledge of Seller, threatened, or are known to be contemplated, respecting the transactions contemplated by this Agreement.

        3.12 REAL ESTATE. With respect to the Company's real property identified and more particularly described on SCHEDULE 3.12, together with all buildings, improvements, appurtenant rights, privileges and easements (collectively, the "Real Property"), and all leasehold interests in real property described on SCHEDULE 3.12, except as set forth on SCHEDULE 3.12:

        (a) The Company has no written notice that the Real Property is not properly zoned for the purposes for which it is currently being used by the Company. The Company has received no written notice of, and there are no, pending or proposed changes or modifications to the current zoning of the Real Property. The Company has no written notice of any violation of applicable zoning regulation or ordinance or other law, order, ordinance, permit, rule, regulation or requirement, or any covenant, condition or restriction affecting or relating to the use or occupancy of the Real Property, the violation of which would have an adverse effect upon the financial condition or results of operation of the Company;

        (b) The Company has no written notice of any pending or contemplated condemnation of the Real Property or any portion thereof or interest therein; and

        (c) The Company has received no written notice of any pending improvements or special assessments to be made against the Real Property by any governmental authority.

        3.13  ENVIRONMENTAL PERMITS AND PROCEEDINGS.   Except as set forth on
SCHEDULE 3.13, to Seller's knowledge, the Company is and has been in material compliance with (a) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et. seq.), (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), as amended, (c) the Clean Air Act (42 U.S.C. Section 7401 et. seq.) and (d) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.) and all analogous state laws and regulations affecting the Company, its business and assets (collectively, the "Environmental Laws"). Except as disclosed on SCHEDULE 3.13, (a) all material permits, licenses and other such authorizations required by Environmental Laws with respect to the Business have been obtained by the Company or its affiliates and are in full force and effect and (b) there are no civil, criminal or administrative actions, suits, hearings, proceedings, written notices of violation, claims or demands pending or threatened under any Environmental Law against the Company with respect to the Business.

   3.14  EMPLOYEE BENEFIT PLANS AND OTHER PLANS.

        (a) Except for the plans, policies or arrangements listed on SCHEDULE 3.14, which Schedule includes all plans, policies and arrangements maintained by the Company or a member of the Controlled Group (as defined below) under which the employees of the Company participate (hereinafter referred collectively to as the "Plans" and individually as a "Plan"), no member of the Controlled Group, directly or indirectly, maintains, sponsors or has any obligation or liability with respect to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), providing employee benefits for employees of the Company. For purposes of this Agreement, "Controlled Group" shall mean the Company, and any person, entity or trade or business, whether or not incorporated, which is required to be aggregated with the Company under Section 414(b) or (c) of the Code.

        (b) With respect to each Plan identified on SCHEDULE 3.14:

                (i) Each Plan is in compliance in all material respects with all applicable material requirements of law (including, without limitation, the Code and ERISA) that relate to the Plan; and

                (ii) Full payment or accrual has been made of all amounts which are required, under applicable law or under the Plan, to have been paid as a contribution or a benefit.

        3.15 TAXES. The Company (i) has timely filed all material federal, state, local and foreign tax returns (including but not limited to all employment tax returns) required to be filed by it for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) has paid or accrued all taxes, including interest and penalties, if any, shown to be due and payable (and believed by the Company to be owed) on such returns other that such taxes as are being contested by the Company in good faith and has paid all real property taxes that are a lien and due and payable, (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) is not aware of the existence of any tax liens on any of its properties or assets.

        3.16 PATENTS AND TRADEMARKS. The Company owns all United States patents, trademarks, service marks, trade names, copyrights and applications with respect thereto, or has entered into a subsisting license agreement with respect thereto, which are necessary for the conduct of the Business as now conducted, with no conflict with, or infringement of, any patent, trademark, service mark, trade name or copyright owned by any person. SCHEDULE 3.16 contains a listing of all such patents, trademarks, service marks, trade names, copyrights and applications with respect thereto and license agreements.

        3.17  FRANCHISES, LICENSES, PERMITS, ETC.   The Company owns or
possesses all governmental franchises, licenses, permits, and other authorizations which are necessary for it to conduct the Business other than permits, licenses and other authorizations required by (i) Environmental Laws which are referred to in Section 3.13, (ii) the City of Houston Fire Code which is referred to in Item I on SCHEDULE 3.6 and (iii) the City of Houston Building Code which is referred to in Item II on SCHEDULE 3.6 ("Licenses"). Except as set forth on SCHEDULE 3.6 and SCHEDULE 3.13, the Company is not in default and has not received any written notice of any claim of default, with respect to any such License, or any written notice of any other claim or proceeding or threatened proceeding relating to any such License or claimed lack of any necessary License.

        3.18 INSURANCE. SCHEDULE 3.18 is a true and correct list of all the policies of insurance covering the Business in effect prior to the Closing.

        3.19 BROKERS. Other than McDonald & Company Securities, Inc., whose fees shall be paid by Seller, neither Seller nor any officer, director or agent of Seller has incurred, on behalf of Seller, any liability to any broker, finder or agent for any broker's or finder's fee or commission with respect to any of the transactions contemplated by this Agreement.

        3.20 GUARANTEES. Except as set forth on SCHEDULE 3.20, the Company has not guaranteed any indebtedness or obligation of any party.

        3.21 SCHEDULES. Matters disclosed on any Schedule to this Agreement, to the extent such disclosure represents an omission from any other Schedule to this Agreement, shall be deemed to have been disclosed on such Schedule.
Seller shall have the right to
        make non-material changes or supplements to the Schedules following the date of this Agreement.

        4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. Buyer represents and warrants to Seller as follows:

        4.1 ORGANIZATION AND POWERS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and carry on its business as now conducted.

        4.2 POWER AND AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors and, if necessary, the shareholders of Buyer in accordance with all applicable laws and the articles of incorporation and by-laws of Buyer, and at the Closing Date no further corporate action will be necessary on the part of the Buyer to make this Agreement binding and enforceable upon Buyer in accordance with their terms.

        4.3 CONFLICT WITH OTHER AGREEMENTS, APPROVALS. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby (i) are not contrary to the articles of incorporation or by-laws of Buyer, (ii) do not now, and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any material agreement or instrument to which Buyer is a party or is bound and (iii) to the knowledge of Buyer, do not violate any applicable law, statute, rule or regulation or require any authorization, consent, approval or other action by, or any notice to or filing with, any court or administrative or governmental body which has not been obtained, given or done, except for filings and approvals pursuant to the H-S-R Act.

        4.4 SUFFICIENT FUNDS. Buyer has secured sufficient financing to enable it to pay the Purchase Price hereunder.

        4.5 ACCESS TO INFORMATION. Buyer has had access to all information requested by Buyer from Seller or its representatives concerning the Business and has completed its due diligence investigation of the Business prior to executing this Agreement. Buyer has had the opportunity to have all of its questions answered by, and obtain additional information from, Seller or its representatives necessary to verify the accuracy of the information furnished by or obtained from Seller or its representatives, concerning the Business. BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES CONCERNING THE BUSINESS EXCEPT AS EXPRESSLY SET FORTH HEREIN ON WHICH BUYER IS RELYING IN ITS DETERMINATION TO ENTER INTO AND CONSUMMATE THIS TRANSACTION.

        4.6 BROKERS. Neither Buyer nor any officer, director or agent of Buyer has incurred, on behalf of Buyer, any liability to any broker, finder or agent for any broker's or finder's fee or commission with respect to any of the transactions contemplated by this Agreement.

        5. CONDUCT OF THE BUSINESS PRIOR TO CLOSING. Except as may be approved in writing by Buyer, from and after the date hereof to the Closing
Date:

        5.1 BUSINESS. Seller will cause the Company to conduct and operate the Business in the ordinary course consistent with past practice.

   5.2 MAINTENANCE OF PROPERTIES, PERMITS, FRANCHISES, LICENSES. ETC. Seller will cause the Company, at its own expense, to maintain all of its assets in customary repair, order and condition, except for reasonable wear and tear and damage by unavoidable casualty.

 6. H-S-R ACT. Seller and Buyer have made or promptly shall make appropriate filings with the Federal Trade Commission and the Department of Justice pursuant to the H-S-R Act and shall comply with any and all reasonable requests for additional information as soon as possible after receipt of such requests and shall request early termination thereunder.

 7. CONSENTS. Seller and Buyer shall each use their best efforts to obtain all consents or authorizations of third parties as set forth in SCHEDULE 10.4 which may be necessary or reasonably required in order to effect the transactions contemplated by this Agreement.

 8.   ACCESS TO BUSINESS AND RECORDS.

        (a) Between the date hereof and the Closing Date and in the absence of any breach of this Agreement by either party, Seller grants to Buyer and its officers, employees, attorneys, accountants and agents, the right, during normal business hours, to inspect the books, records, properties and inventory of the Company and to consult with designated officers, attorneys and agents of the Company for the purpose of determining the accuracy of the representations and warranties made herein; provided that no such visit, inspection of records or consultation shall be made unless Buyer shall first inform the President of the Company of the time and place of the proposed visit and the general purposes thereof and coordinate with such officer the arrangements therefor.

        (b) For a period of five (5) years after Closing, Buyer shall preserve all files and records relating to the Business and shall allow representatives of Seller access to such files and records and the right to make copies and extracts therefrom during normal business hours. After such five-year period, Buyer may give Seller written notice of its intention to dispose of any specified part of such files and records, in which case Seller may notify Buyer within sixty
  (60) days of receipt of the notice of Seller's desire to retain one or more of the items to be disposed of and Buyer shall thereupon deliver such items to Seller.

9.   CONFIDENTIAL  INFORMATION AND NONDISCLOSURE.

        (a) If a closing of the transactions contemplated hereby does not take place, Buyer shall keep confidential, and shall cause any of its representatives to keep confidential, any information obtained from the Company, Seller or their representatives concerning the Business and, without limiting the generality of the foregoing, shall comply with the provisions of any confidentiality agreement previously signed by Buyer or any of its affiliates.

        (b) Except as may be required in connection with governmental filings, or as required by law or the rules of any relevant stock exchanges, any announcements or similar publicity with respect to the transactions contemplated herein, including announcements to employees and disclosures to third parties, will be agreed upon by Buyer and Seller as to content, timing and method of dissemination before issuance.

10. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the following conditions:

        10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. The representations and warranties of Seller herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time except to the extent waived hereunder or affected by the transactions contemplated herein; Seller shall have complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be complied with by it at or prior to the Closing Date; and Seller shall have delivered to Buyer a certificate in form and substance reasonably satisfactory to Buyer dated the Closing Date and signed by the President or a Vice President of Seller to such effect.

   10.2 PENDING LITIGATION. There shall not be any litigation or proceeding pending which seeks to restrain or invalidate the transactions contemplated by this Agreement.

   10.3 H-S-R ACT COMPLIANCE. All applicable waiting periods under the H-S-R Act shall have expired or early termination thereof shall have been granted.

   10.4 THIRD PARTY CONSENTS. The consent to or approval of the transactions contemplated by this Agreement from each person whose consent or approval is identified on SCHEDULE 10.4 to this Agreement as being required prior to the consummation of such transactions shall have been obtained.

   10.5 OPINION OF COUNSEL FOR SELLER. Buyer shall have received an opinion dated the Closing Date of Benesch, Friedlander, Coplan & Aronoff, counsel for Seller, reasonably satisfactory in form and substance to Buyer and its counsel, to the effect that:

       (a) The Company is authorized to issue five million (5,000,000) shares of common stock, no par value, of which, based on an examination of the corporate record book of the Company, two hundred nine thousand five hundred (209,500) shares are duly and validly issued and outstanding, fully paid and nonassessable.

   (b) Based solely upon a review of the corporate record book of the Company, Seller owns of record and, to the knowledge of counsel for Seller, beneficially, all of the issued and outstanding shares of capital stock of the Company (the "Shares"). On delivery of the Shares to Buyer and payment for the Shares in accordance with the terms of this Agreement, Buyer will acquire the Shares free of any adverse claims of which Buyer did not have notice, except to the extent that Buyer has been a party to any fraud or illegality affecting the Shares.

   (c) All corporate action required to have been taken by Seller to authorize and effect the execution and delivery of this Agreement by Seller and the carrying out of the transactions contemplated hereby has been taken; this Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against it in accordance with its terms subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

   (d) Except as set forth in any Schedule to this Agreement, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby (i) are not in conflict with the certificate of incorporation or by-laws of Seller and (ii) do not constitute a default under, and are not in conflict with, any Contract listed on SCHEDULE 3.10 to this Agreement.

   10.6 SECRETARY'S CERTIFICATE. Buyer shall have received a certificate, dated as of the Closing Date, executed by Seller's Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by Seller's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect.

   10.7 DISCHARGE OF INDEBTEDNESS AND RELEASE. The Company shall have discharged certain of its indebtedness to the Wilson Group in the approximate principal amount of Two Millon Four Hundred Thousand Dollars ($2,400,000) and shall have delivered to Buyer a fully executed release of any mortgage or deed of trust related to such indebtedness.

   10.8 RETIREMENT PLAN. The Company and Seller shall have executed and the Company shall have delivered a Retirement Plan Agreement in the form of Exhibit B to this Agreement.

   10.9 CERTAIN LIENS AND GUARANTEES. At or prior to the Closing, Seller shall cause to be discharged the encumbrances referred to on Items A5, B1, B2 and B3 of SCHEDULE 3.9 and any related guarantee of Seller's indebtedness with respect thereto described on SCHEDULE 3.20.

11.  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER.   The obligation of
Seller to consummate the transactions provided for in this Agreement shall be subject to the following conditions:

   11.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. The representations and warranties of Buyer contained herein shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time; Buyer shall have complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be complied with by it at or prior to the Closing Date; and Buyer shall have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller dated the Closing Date and signed by the President of Buyer to such effect.

   11.2 PENDING LITIGATION. There shall not be any litigation or proceeding pending which seeks to restrain or invalidate the transactions contemplated by this Agreement, or which would result in the obtaining of material damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

   11.3 H-S-R ACT COMPLIANCE. All applicable waiting periods under the H-S-R Act shall have expired or early termination thereof shall have been granted.

   11.4  CASH, INTERCOMPANY RECEIVABLES AND PAYABLES.  The Company shall have
 (a) transferred any and all cash on the books of the Company as of the Closing Date to Seller and (b) the intercompany payables and receivables between Seller and the Company shall be cancelled effective as of the Closing Date.

   11.5 OPINION OF COUNSEL FOR BUYER. Seller shall have received an opinion dated the Closing Date of Winstead Sechrest & Minick, counsel for Buyer, satisfactory in form and substance to Seller and its counsel, to the effect that:

   (a) Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

   (b) All corporate action required to have been taken by Buyer to authorize and effect the execution and delivery of this Agreement by Buyer and the carrying out by Buyer of the transactions contemplated hereby and thereby has been taken; this Agreement constitutes the legal, valid and binding obligations of Buyer and are enforceable against it in accordance with their terms, subject
 to any bankruptcy, insolvency, moratorium or other laws        affecting the
 enforcement of creditors' rights.

   (c) The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby (i) are not in conflict with the articles of incorporation or by-laws of Buyer and (ii) do not now, and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any material agreement or instrument to which Buyer is a party or is bound and which is known to such counsel.

   11.6 INSURANCE POLICIES. The parties acknowledge that the policies of insurance covering the Business in effect prior to the Closing set forth on
 SCHEDULE 3.18 will have been cancelled effective as of the Closing Date and Buyer shall have procured policies of insurance in replacement thereof.

   11.7 SECRETARY'S CERTIFICATE. Seller shall have received a certificate, dated as of the Closing Date, executed by Buyer's Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect.

12.  TERMINATION OF AGREEMENT; SPECIFIC PERFORMANCE.

   (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

   (i) by mutual consent of Buyer and Seller;

   (ii) by Seller upon written notice to Buyer on or after December 29, 1995 if the Closing shall not have occurred on or prior to such date;

   (iii) by Buyer, if any of the conditions contained in Section 10 have not been fulfilled in all respects; or (iv) by Seller, if any of the conditions contained in Section 11 have not been fulfilled in all respects.

   (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 12, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their partners, affiliates, directors, officers or shareholders in respect of this Agreement except that Buyer's obligations under Section 9 hereof shall survive such termination and except that any such termination shall be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination.

13. INDEMNIFICATION. From and after the Closing, subject to the limitations set forth below, Buyer and Seller shall be indemnified as set forth below regardless of any investigation made by them.

   13.1  INDEMNIFICATION BY SELLER.

   (a) Subject to the other provisions of this Section 13, Seller will indemnify, defend and hold Buyer and its employees, representatives, officers, directors, affiliates, and agents (the "Buyer Group") harmless from and against any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable legal fees and expenses) ("Losses") suffered by Buyer or any other member of the Buyer
 Group resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Buyer or any other member of the Buyer Group by a third party) alleged to result from, arise out of or have been incurred with respect to, (i) any breach of, or inaccuracy in, any representation or warranty made by Seller or any failure of Seller to perform any covenant made by Seller pursuant to this Agreement or (ii) any claims, demands, suits, investigations, proceedings or actions by any third party arising out of allegations that, if true, would constitute a breach of, or inaccuracy in, any such representation or warranty or a failure to perform any such covenant.

    (b) With regard to the compliance and reclamation issues at the Port Terminal Facility which are generally described in Item I.H of SCHEDULE 3.13, Seller will indemnify, defend and hold harmless the Buyer Group in connection with any Losses sustained by the Buyer Group within three (3) years after the Closing with respect to violations of any Environmental Law prior to the Closing as described in such Item I.H; provided, however, that such indemnity shall be limited to the Buyer Group's actual cost of any third-party consulting fees and capital items procured for any remediation relating to such violation as required by or otherwise agreed to with any governmental authority; provided, further, that such indemnification by Seller shall be limited to Five Hundred Thousand Dollars ($500,000) of which third-party consulting fees shall be limited to Fifty Thousand Dollars ($50,000); provided, further, that Seller will not be liable to the Buyer Group for such indemnification until the aggregate amount of all such Losses exceeds Thirty Thousand Dollars ($30,000) and then only to the extent such Losses exceed Thirty Thousand Dollars ($30,000); provided, further, that Buyer shall use its best efforts to pursue remedies available under the Texas Risk Reduction Rules criteria.

    (c) With regard to the circumstances at the Superfund Sites (as described in Items I.A, I.B, I.C and I.D of SCHEDULE 3.13), Seller will indemnify, defend and hold harmless the Buyer Group from and against any and all Losses sustained by the Buyer Group within three (3) years after the Closing resulting from any contamination attributed to the Company at any of such Superfund Sites arising out of such circumstances where such contamination occurred prior to the Closing Date and where the costs of such remediation are required to be paid by the Company pursuant to any Environmental Law; provided, however, that such indemnification by Seller shall be limited to Two Hundred Thousand Dollars ($200,000).

   (d) With regard to the circumstances at the Middle Street Remediation Project (as described in Item I.I of SCHEDULE 3.13), Seller will indemnify, defend and hold harmless the Buyer Group for any and all Losses sustained by the Buyer Group within three (3) years after the Closing; provided, however, that such indemnification by Seller shall be limited to One Hundred Fifty Thousand Dollars ($150,000).

   (e) With regard to any Superfund site(s) at which the Company may in the future be named by the United States Environmental Protection Agency, the Texas Natural Resource Conservation Commission or any other governmental body as a potentially responsible party or incur any response costs for activities of the Company which occurred prior to the Closing Date and which is/are not disclosed on SCHEDULE 3.13, Seller will indemnify, defend and hold harmless the Buyer Group for the aggregate Losses resulting therefrom, which indemnification shall not exceed Five Hundred Thousand Dollars ($500,000) and shall further be subject to the cap on liability referred to in Section 13.1(g) below.


   (f) Seller's obligation to indemnify the Buyer Group under Section 13.1(a) shall terminate eighteen (18) months after the Closing Date; provided, however, that (i) Seller's obligation to indemnify the Buyer Group under Section 13.1(a) for any breach of, or inaccuracy in, any representation or warranty made by Seller under Section 3.13 shall terminate three (3) years after the Closing Date and (ii) Seller's obligation to indemnify the Buyer Group under Section 13.1(a) for any breach of, or inaccuracy in, any representation or warranty made by Seller under Sections 3.14 and 3.15 shall terminate four (4) years after the Closing Date, except that any claim for indemnification made by any member of the Buyer Group for Losses sustained by the Buyer Group, which claim is made during such limitation periods shall survive until resolved.

    (g) Notwithstanding the foregoing, Seller will not be liable to the Buyer Group for any Losses resulting from any right to indemnification under Section 13.1(a) of this Agreement until the aggregate amount of such Losses exceeds One Hundred Thousand Dollars ($100,000) and then only to the extent such Losses exceed One Hundred Thousand Dollars ($100,000); provided, however, that this One Hundred Thousand Dollar ($100,000) limitation shall not apply to Section 13.1(b) of this Agreement and provided further that Losses incurred by Buyer arising out of Item I on SCHEDULE 3.11 shall be applied against such One Hundred Thousand Dollar ($100,000) limitation. The total liability of Seller for Losses resulting from any right to indemnification under the Agreement (including amounts paid directly to third parties rather than to members of the Buyer Group) shall not exceed Six Million Dollars ($6,000,000).

    (h) For purposes of determining whether Seller has an obligation to indemnify the Buyer Group under Section 13.1(a) for any breach of, or inaccuracy in, any representation or warranty made by Seller under Section 3.13, SCHEDULE 3.13 shall establish a presumption that the disclosures made on
SCHEDULE 3.13 are the only circumstances requiring disclosure on such Schedule pursuant to the provisions of Section 3.13.

13.2  INDEMNIFICATION by Buyer. Subject to the other provisions of this
Section 13, Buyer will indemnify, defend and hold Seller and its employees, representatives, officers, directors, affiliates and agents (the "Seller Group") harmless from and against any Losses suffered by Seller or any other member of the Seller Group resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Seller or any other member of the Seller Group by a third party) alleged to result from, arise out of or have been incurred with respect to:

   (a) any breach of, or inaccuracy in, any representation of warranty made by Buyer or any failure of Buyer to perform any covenant made by Buyer under this Agreement;

   (b) any claims, demands, suits, investigations, proceedings or actions by any third party arising out of allegations that, if true, would constitute a breach of, or inaccuracy in, any such representation or warranty or a failure to perform any such covenant; and

   (c) Buyer's ownership or operation of the Business after the Closing.

   13.3  NOTICE AND RESOLUTION OF CLAIM.

   (a) An indemnified party under this Agreement will promptly give written notice to the indemnifying party after obtaining knowledge of: (i) any claim the indemnified party has against the indemnifying party not involving a third party claim or litigation; or (ii) any third party claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth in Section 13.1 or
Section 13.2, specifying in reasonable detail the claim or litigation and the basis for indemnification; provided, that the failure of the indemnified party promptly to notify the indemnifying party of any such matter will not release the indemnifying party, in whole or in part, from its obligations under this
Section 13 except
to the extent the indemnified party's failure so to notify actually prejudices the indemnifying party's ability to defend against such third party claim or litigation. If such claim for indemnity arises from the claim or litigation of a third party, the indemnified party will permit the indemnifying party to assume the defense of any such claim, litigation or any litigation resulting from such claim. If the claim for indemnity arises from the occurrence of a cost or expense constituting a Loss, the indemnified party shall furnish a copy of the invoice or other evidence of the cost or expense together with evidence of payment thereof to the indemnifying party. The indemnifying party shall reimburse the indemnified party within thirty (30) days of receipt of such materials for each such item of Loss as to which it has been finally determined or agreed to by the parties that the party incurring such Loss is entitled to indemnification hereunder.

   (b) If the indemnifying party assumes the defense of any such third party claim or litigation, the obligations of the indemnifying party under this Agreement will include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the indemnified party harmless from and against any and all Losses caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party will not, in the defense of such claim or litigation, consent to entry of any judgment (except with the written consent of the indemnified party), or enter into any settlement (except with the written consent of the indemnified party): (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from all liability in respect of such claim or litigation; or (ii) the effect of which is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any indemnified party. The indemnifying party will permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, with the fees and expenses of such counsel borne by the indemnified party.

   (c) Failure by the indemnifying party to notify the indemnified party of its election to assume the defense of any such claim or litigation by a third party within thirty (30) days after notice thereof has been given to the indemnifying party will be deemed a waiver by the indemnifying party of its right to assume the defense of such claim or litigation. If the indemnifying party does not assume the defense of such claim or litigation by a third party, the indemnified party may defend or settle such claim or litigation in such manner as the indemnified party may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this
Section 13, it will act reasonably and in good faith and shall afford the indemnifying party the opportunity to participate in such defense.

    13.4  ASSIGNMENT OF CLAIM.   In the event that any of the Losses for which
an indemnifying party is responsible or allegedly responsible are recoverable or potentially recoverable against any third party, then the indemnified party will assign any and all rights that it may have to recover such Losses to the indemnifying party, or, if such rights are not assignable under applicable law or otherwise, the indemnified party under this Agreement will attempt in good faith to collect any and all damages and losses on account thereof from such third party for the benefit of, and at the expense and direction of, the indemnifying party.

    13.5  COOPERATION BY BUYER.   In the event a claim for indemnification
under Section 13.1 arises from claims involving the Real Property purchased by Buyer and Seller requires access to such property for the purpose of investigating the claim or undertaking remediation or corrective action, Buyer agrees that it will grant to Seller and its representatives and agents a right of reasonable access to such property for such purposes at any and all times Buyer occupies such facilities.

14. WAIVER OF TERMS. Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written instrument signed by such party, and any such waiver shall not be deemed a waiver of any other term or condition of this Agreement.

15. AMENDMENT OF AGREEMENT. This Agreement may be amended, modified or supplemented only by written instrument duly executed by the parties.

16. PAYMENT OF EXPENSES. Buyer and Seller shall each pay their own expenses, including, without limitation, the expenses of their own counsel and accountants and any broker's, finder's or similar agent's fee, if any, incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay any sales or other transfer taxes that may be due in connection with the exchange and surrender of the Shares.

17.  GENERAL.

    17.1 COOPERATION. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

   17.2 TAXES. Seller, Buyer and Company will provide each other with such prompt cooperation and information as any of them reasonably may request of the others in filing any tax returns of the types described in Section 3.15 ("Returns"), amended Returns or claims for refund, determining a liability for taxes or a right to a refund of taxes, participating in or conducting any audit or other proceeding in respect of taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rules or other determinations by tax authorities. Seller, Buyer and Company shall retain all Returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company for each taxable period until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, or (ii) six (6) years following the due date for such Returns. Any information obtained under this Section 17.2 shall be kept confidential except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

18. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument.

 19. CONTENTS OF AGREEMENT, PARTIES IN INTEREST, ASSIGNMENT, ETC. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may not be assigned by either party except with the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than the parties and their respective successors or assigns, any rights or remedies under or by reason of this Agreement.

 20. SECTION HEADINGS, GENDER AND "PERSON". The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party or whether such party is a corporate or other entity. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization or any other entity.

 21. NOTICE. All notices, consents, waivers or other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by Federal Express or similar overnight delivery, by telecopy or facsimile transmission, or by registered or certified mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

 If to Buyer:

   South Coast Delaware, Inc.
   c/o KMCO, Inc.
   16503 Ramsey Road
   Crosby, Texas 77532
   Attention: Artie R. McFerrin

 With a required copy to:

   Robert C. Finley
   210 West Sixth Street, Suite 605
   Fort Worth, TX  76102
   Facsimile: (817) 335-8434

    and

   Winstead Sechrest & Minick
   910 Travis Building, Suite 1700
   Houston, TX  77002-5895
   Attention: Douglas S. Craig, Jr.
   Facsimile: (713) 951-3800

 If to Seller or to the Company:

   Sudbury, Inc.
   30100 Chagrin Blvd., Suite 203
   Pepper Pike, Ohio  44124
   Attention: Chief Financial Officer
   Facsimile: (216) 464-4429

 With a required copy to:

   Benesch, Friedlander, Coplan & Aronoff
   2300 BP America Building
   200 Public Square
   Cleveland, Ohio  44114
   Attention:  Ira C. Kaplan
   Facsimile: (216) 363-4588

 All such notices shall be deemed to have been given on the date delivered or telecopied in the manner provided above.

22.  PRESS RELEASES.   Prior to the Closing, neither party will issue or cause
the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

23. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

 IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.
 BUYER:
 ------
 SOUTH COAST DELAWARE, INC.
 By:______________________________________________________
 Its:_____________________________________________________

 SELLER:
 -------
 SUDBURY, INC.

 By:_____________________________________________________

 Its:___________________________________________________


 THE COMPANY:
 ------------
 SOUTH COAST TERMINALS, INC.

 By:____________________________________________________

 Its:__________________________________________________

                               TABLE OF CONTENTS
                               -----------------


                                                                                                                           Page
                                                                                                                           ----
1.       Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

         1.1           Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2           Effect of Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3           Purchase Price and Surrender of Stock Certificates   . . . . . . . . . . . . . . . . . . . . . . .    2
         1.4           Discharge of Certain Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.5           Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.6           Cash and Intercompany Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.7           Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

2.       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

         2.1           Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         2.2           Items to be Delivered at Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

3.       Representations and Warranties of the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

         3.1           Title to Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.2           Powers and Authorization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.3           No Conflicts; No Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         3.4           Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.5           Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.6           Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         3.7           Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.8           No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.9           Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         3.10          Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.11          Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.12          Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.13          Environmental Permits and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         3.14          Employee Benefit Plans and Other Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.15          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.16          Patents and Trademarks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.17          Franchises, Licenses, Permits, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.18          Insurance    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.19          Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.20          Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

         3.21          Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14



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

4.       Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

         4.1           Organization and Powers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.2           Power and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.3           Conflict with Other Agreements, Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.4           Sufficient Funds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.5           Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         4.6           Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

5.       Conduct of the Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

         5.1           Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         5.2           Maintenance of Properties, Permits, Franchises, Licenses etc   . . . . . . . . . . . . . . . . . .   17

6.       H-S-R Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

7.       Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

8.       Access to Business and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

9.       Confidential  Information and Nondisclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

10.      Conditions Precedent to Obligation of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

         10.1          Representations, Warranties and Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . .   19
         10.2          Pending Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         10.3          H-S-R Act Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         10.4          Third Party Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         10.5          Opinion of Counsel for Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         10.6          Secretary's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         10.7          Discharge of Indebtedness and Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.8          Retirement Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.9          Certain Liens and Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

11.      Conditions Precedent to Obligation of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

         11.1          Representations, Warranties and Covenants of Buyer   . . . . . . . . . . . . . . . . . . . . . . .   21
         11.2          Pending Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         11.3          H-S-R Act Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         11.4          Cash and Intercompany Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         11.5          Opinion of Counsel for Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         11.6          Insurance Policies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         11.7          Secretary's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23


12.      Termination of Agreement; Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

13.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

         13.1          Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         13.2          Indemnification by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         13.3          Notice and Resolution of Claim   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         13.4          Assignment of Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         13.5          Cooperation by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

14.      Waiver of Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

15.      Amendment of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

16.      Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

17.      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

         17.1          Cooperation    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         17.2          Taxes    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

18.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

19.      Contents of Agreement, Parties in Interest, Assignment, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .   33

20.      Section Headings, Gender and "Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

21.      Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

22.      Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

23.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

AGREEMENT AND PLAN OF MERGER
AMONG SOUTH COAST DELAWARE, INC., SUDBURY, & SOUTH COAST
TERMINALS, INC.


Exhibit List:

         Exhibit A - Purchase Price Allocation
         Exhibit B - Retirement Plan Agreement
         Exhibit C - Schedule 3.3 through Schedule 10.4

The Company agrees to furnish a copy of any omitted schedule to the Securities & Exchange Commission upon request.





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